EXHIBIT 99.1

POZZUOLO RODDEN, P.C.

BY:

JOSEPH R. POZZUOLO, ESQUIRE

JUDITH P. RODDEN, ESQUIRE

JEFFREY H. SMITH, ESQUIRE

2033 WALNUT STREET

PHILADELPHIA, PA 19103

(215) 977-8200

PA ATTY I.D. NO. 21254/87646/200850

ATTORNEYS FOR PLAINTIFF

LOUIS D. PAOLINO, JR.

:

AMERICAN ARBITRATION

2626 Delmar Place

:

ASSOCIATION

Fort Lauderdale, FL 33301

:

Claimant

:

:

vs.

:

:

MACE SECURITY INTERNATIONAL, INC.

:

240 Gibraltar Road, Suite 220

:

Horsham, PA 19044

:

Respondent

:

DEMAND FOR ARBITRATION

Claimant Louis D. Paolino, Jr. (hereinafter referred to as “Louis Paolino”) hereby files this Demand for Arbitration for: 1) breach of an Employment Contract dated August 21, 2006 (“Employment Agreement”) by and between Louis Paolino and Respondent Mace Security International, Inc. (hereinafter referred to as “Company”); and, 2) for defamation of character. Louis Paolino and the Company agreed to arbitrate these claims in accordance with the rules of the American Arbitration Association in Philadelphia, Pennsylvania pursuant to Paragraph 16 of the Employment Agreement.

The Parties

Louis Paolino is an individual and resident of the State of Florida and was employed as the Company’s Chief Executive Officer and Chairman of the Board of Directors pursuant to the terms of the Employment Agreement.

The Company is organized and existing under the laws of the State of Delaware with a corporate office located at 240 Gibraltar Road, Suite 220, Horsham, Pennsylvania.

I.

Nature Of The Dispute

Louis Paolino and the Company entered into the Employment Agreement on August 21, 2006, which commenced on said date and was to continue for a term of three (3) years. A true and correct copy of the Employment Agreement is attached hereto, made a part hereof and marked Exhibit “A”.

This demand for arbitration arises from the Company’s: 1) retaliatory, wrongful and unlawful discharge of Louis Paolino as the Company’s Chief Executive Officer (“CEO”) and Chairman of the Board of Directors (“Chairman”); 2) subsequent defamation of Louis Paolino’s professional reputation and character published in the Company’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) and the related press release dated May 21, 2008; and, 3) to recover certain unpaid stock options which accrued and vested prior to Louis Paolino’s retaliatory discharge and termination. True and correct copies of the Company’s 8-K and related press release are attached hereto, made part hereto and collectively marked Exhibit “B”.

A.

Louis Paolino’s Demand to the Board to Make Full and Prompt Disclosures of Material Facts, both Favorable and Unfavorable, Regarding the Company’s Financial Condition in its May 15, 2008 10Q Filing

In the wake of certain material facts and events affecting the Company’s business during the winter of 2008, Louis Paolino reported such material facts and information to the Board of Directors (“Board”) and repeatedly demanded that the material facts and information be promptly and fully disclosed to the investors/shareholders in the Company’s public reports as required by the rules and regulations of the SEC. True and correct copies of correspondence between Louis Paolino and the Board dated February 20, 2008 through February 29, 2008 wherein Louis Paolino explains his desire to disclose the material facts and information to the investors/shareholders are attached hereto, made part hereof and collectively marked Exhibit “C”.

Subsequent thereto, in a letter dated April 10, 2008, the Board’s independent directors directed Louis Paolino to make Company-wide cuts to SG&A expenses by an aggregate of at least $2,300,000 for the remainder of the 2008 fiscal year, to be effective within 30 days. A true and correct copy of the April 10, 2008 letter is attached hereto, made part hereof and marked Exhibit “D”.

In response, on April 13, 2008 Louis Paolino again informed the Board that his studies and investigations showed that any further significant reduction in SG&A expenses would jeopardize the Company’s internal controls over financial reporting, operations and assets required under the Sarbanes Oxley Act and other SEC rules and regulations. A true and correct copy of the April 13, 2008 letter is attached hereto, made part hereof and marked Exhibit “E”.

In addition, other examples of material facts and information that Louis Paolino provided and advised the Board during the winter and spring months of 2008 should be disclosed to the investors/shareholders, included, but is not limited to: 1) the notice of resignation of two key officer-employees, namely the Chief Operating Officer and the President of the digital media marketing (“DMM”) division, each who made significant contributions to the DMM division, who were not easily replaceable, and which could have serious adverse consequences on the Company’s financial condition; 2) significant or material changes (or potential material changes) in the Company’s business plan affecting the Company’s financial condition; 3) the Board’s re-evaluation of the strategic direction of the Company affecting the Company’s financial condition; 4) disagreements between the Company’s management and the Board concerning the Company’s business plan and strategic direction affecting the Company’s financial condition; and, 5) the Board’s general lack of knowledge, skill and experience concerning the Company’s DMM division, coupled with the resignations of the two key officer-employees and the fact that the DMM division was responsible for generating approximately over half of the Company’s revenues, could have serious adverse consequences on the Company’s financial condition.

Louis Paolino, as CEO, believed that the non-disclosure of such material facts and information would constitute material misstatements or omissions in violation of SEC rules and regulations. Louis Paolino’s belief was confirmed by independent counsel whom he hired to review said material facts and information in light of the Board’s demonstrated unwillingness to consider it. A true and correct copy of the letter from Louis Paolino’s independent counsel dated May 14, 2008 and its exhibit outlining the above mentioned material facts and information titled “Risk Factors” is attached hereto, made part hereof and marked Exhibit “F”.

On May 13, 2008 Louis Paolino attempted to call a Board meeting to be held on May 15, 2008 before the filing of the Company’s 10Q report with the SEC to consider disclosing the aforementioned material facts and information on the Company’s 10Q report. A true and correct copy of Louis Paloino’s May 13, 2008 Board meeting notice is attached hereto, made part hereof and marked Exhibit “G”.1 Despite the gravity of the situation and the significant impact on the Company’s financial condition, the Board meeting was never held because a quorum required for a lawful meeting could not be obtained from the independent directors. In fact, it is now evident that the Board’s failure to meet was intentional, willful and purposeful because they did not want any of the material facts and information made public to the investors/shareholders of the Company in the upcoming May 15, 2008 10Q report to be filed with the SEC.

II.

Company’s Breach of Contract for Wrongful and Retaliatory Discharge

Louis Paolino’s position as CEO and Chairman was terminated seven days after he sent the May 13, 2008 Board meeting notice and requested that the abovementioned material facts and information be included on the Company’s 10Q report to be filed with the SEC on May 15, 2008 (the “10Q”). Immediately after Louis Paolino requested the Company make the additional disclosures in the 10Q, the independent directors called and held a secret meeting, without and unbeknownst to Louis Paolino, at which the independent directors made the decision to terminate him as CEO and Chairman. These actions of the Board were ultra vires and in violation of Delaware corporate law.

———————

1

Subsequent to requesting the May 15, 2008 Board meeting, Louis Paolino provided a copy of the Risk Factors, Exhibit “F” hereto, to the independent directors requesting that these be included as additional material facts and information on the Company’s 10Q due on May 15, 2008.

After the decision was made to discharge Louis Paolino, in a show of bad faith, willful and wanton deception, and retaliation, the independent directors contacted Louis Paolino and induced him by intentional misrepresentations to execute the 10Q to enable the Company to file the 10Q with the SEC in order to remain compliant. By way of subterfuge, the Board advised him that if he signed and submitted the 10Q as they had it drafted, which limited/reduced and/or deleted much of the abovementioned material facts and information, that the Board was agreeable to adopting the proposed employment contract terms and conditions of the two key officer-employees responsible for significant contributions to the Company’s business who had given notice of their resignation. The Board made these promises to Louis Paolino knowing that the two key officer-employees demanded specific non-negotiable provisions be included in their employment contracts, including, but not limited to: 1) that Louis Paolino be retained as CEO and Chairman of the Company; and 2) that the Board make a clear mandate to pursue an aggressive growth agenda for the DMM division. True and correct copies of the non-negotiable terms and conditions of the two key officer-employees are attached hereto, made part hereof and marked Exhibit “H”. These demands, if adopted by the Board, would alleviate the necessity for disclosing in the Company’s 10Q much of the material facts and information Louis Paolino had provided to the Board.

Louis Paolino, having thus been intentionally, wantonly, willfully and maliciously misled by the Board agreed, and signed and submitted the 10Q report on May 15, 2008. On May 16, 2008 a Board meeting was called for Tuesday May 20, 2008, the purpose of which, Louis Paolino was again mislead into believing, was to review the adoption of the employment contracts of the two key officer-employees responsible for significant contributions to the Company’s business, and to consider the appointment of an independent director with e-commerce and digital media marketing experience Louis Paolino had been requesting. A true and correct copy of the Company’s May 16, 2008 Board meeting notice is attached hereto, made part hereof and marked Exhibit “I”.

At the Board meeting on May 20, 2008, in retaliation for Louis Paolino’s insistence that the Company make public the material facts and information, as set forth above, to the investors/shareholders in its 10Q to the SEC, the Company’s Board, with its supervisory authority over him, retaliatory, wrongfully, maliciously, intentionally, wantonly and unlawfully terminated and discharged Louis Paolino citing “willful misconduct” as justification to discharge him as CEO and Chairman without severance or termination payment as required by his Employment Agreement.2 A true and correct copy of Louis Paolino’s notice of termination dated May 20, 2008 is attached hereto, made part hereof and marked Exhibit “J”.

———————

2

Under Section 7(a)(iv) of the Employment Agreement, Louis Paolino can only be terminated for willful misconduct if the Company incurs material harm which is defined as the Company incurring expenses of $500,000 or more. Louis Paolino’s notice of termination which is attached hereto as Exhibit “H”, states no such damages incurred by the Company.

As a result of the retaliatory, intentional, wanton, wrongful, malicious and unlawful discharge of Louis Paolino, the Company has breached the Employment Agreement and Louis Paolino is entitled to a severance payment, “of a lump sum cash payment of 2.99 times [Louis Paolino’s] average total compensation (base salary plus any bonuses plus the value of any option award, valued using the Black Scholes formulae) over the past five years.” Such severance payment due Louis Paolino is $3,918,120.

III.

Company’s Defamation of Louis Paolino

On May 21, 2008, the day after the Company discharged Louis Paolino, the Company published malicious, false and defamatory statements in its press release and in its Form 8-K which has severely injured Louis Paolino’s professional reputation and character. The publications include statements that Louis Paolino was discharged for “willful misconduct” and that Louis Paolino failed to follow the Board’s instructions or sufficiently perform his supervisory duties.

These statements are patently false and defamatory and were published with malicious intent. Such statements have destroyed Louis Paolino’s professional reputation and character. Because of the defamatory statements, Louis Paolino has also been brought into reproach and has been injured in his good name, his credit, his personal and professional reputation, to his great detriment and financial loss in an amount in excess of $6,000,000.

IV.

Company’s Failure and Refusal to Pay Louis Paolino his Stock Options

Pursuant to Paragraph 2(b) of the Employment Agreement, the Company failed to adhere to the formula required for determining the value of Louis Paolino’s second stock option grant (“Stock Option”) and awarded Paolino a Stock Option valued at $366,000 – approximately half of $688,606 which was the true value of the Stock Option.

The $366,000 Stock Option was made to Louis Paolino by the Company on February 21, 2008 - more than six months late in further violation of Paragraph 2(b) of the Employment Agreement. The Company still owes the remaining balance of $322,606 to Louis Paolino. Accordingly, it is most respectfully requested that Louis Paolino be awarded $322,606 as compensation for the true value of the Stock Option.

WHEREFORE Louis D. Paolino, Jr. demands an arbitration award in his favor against Mace Security International, Inc., as follows:

a.

An award of $3,918,120 for wrongful and retaliatory discharge in breach of the Employment Agreement;

b.

An award in excess of $6,000,000 for defamation of Louis Paolino’s professional reputation and character;

c.

An award of the true value of second stock option grant in the amount of $322,606;

d.

Attorney’s fees and costs and expenses of arbitration; and,

e.

Punitive damages for the Company’s willful, malicious, purposeful and intentional breach of the Employment Agreement and defamation of Louis D. Paolino, Jr.’s professional reputation and character.

POZZUOLO RODDEN, P.C.

Dated:	6-6-08	By:	/s/ [illegible]
JOSEPH R. POZZUOLO, ESQUIRE
JUDITH P. RODDEN, ESQUIRE
JEFFREY H. SMITH, ESQUIRE
2033 Walnut Street
Philadelphia, PA 19103
(215) 977-8200
Pa. Atty. I.D. Nos. 21254/87646/200850
Attorneys for Louis D. Paolino, Jr.

EXHIBIT A

EMPLOYMENT CONTRACT

This Employment Contract (“Agreement”) is executed and delivered as of August 21, 2006, by and between Mace Security International, Inc., a Delaware corporation (“Company”), and Louis D. Paolino, Jr., an individual (“Employee”).

RECITALS

The Company and Employee are parties to an Employment Contract dated August 12, 2003, as amended by an Amendment to Employment Contract dated October 25, 2003. This Agreement replaces in its entirety the Employment Contract dated August 12, 2003, as amended. The Company conducts diversified businesses, including, without limitation, a security business segment and a car wash business segment (“Business”). The Employee is an executive with extensive experience in corporate management. The Employee is currently the Chief Executive Officer and Chairman of the Board of Directors of the Company. The Company desires to retain Employee as Chairman and Chief Executive Officer and the Employee desires to accept the position offered.

Employee has been and will be employed by Company in a confidential relationship wherein Employee is familiar with and aware of information as to the specific manner of doing business and the customers of Company and its affiliates and the Company’s future plans. The information Employee has and will have knowledge of is trade secrets and constitutes valuable goodwill of Company. Employee recognizes that the Business of Company is dependent upon a number of trade secrets and confidential business information, including customer lists, customer data vendor information and design information. The protection of these trade secrets is of critical importance to Company. Company will sustain great loss and damage if, for whatever reason, during the term of this Agreement or Employee’s employment with Company and for a period following the termination of this Agreement or Employee’s employment, Employee should violate the provisions of paragraph 4 of this Agreement. Further, Employee acknowledges that any such violation would cause irreparable harm to Company and that Company would be entitled, without limitation, to injunctive relief to remedy such violation.

NOW, THEREFORE, in consideration of the mutual promises, terms and conditions set forth herein and the performance of each, the parties hereby agree as follows:

   1. Services.

(a) Company hereby employs Employee as its Chief Executive Officer, and the material duties of Employee and Employee’s titles and duties may not be changed without the Employee’s consent. Employee shall be appointed the Chairman of the Company’s Board of Directors. Employee shall be provided an office from where he shall work.

(b) Employee hereby accepts employment upon the terms and conditions contained in this Agreement. Employee shall faithfully adhere to, execute and fulfill all directions and policies established by the Board of Directors of the Company.

2. Compensation.

(a) For all services to be rendered by Employee to Company, Company shall pay Employee an initial salary computed and earned ratably over twelve months at the rate of Four Hundred Fifty Thousand Dollars ($450,000) per year, commencing on the date hereof, payable in accordance with Company’s normal payroll procedures. The rate of Employee’s salary may be adjusted from time to time during the term of this Agreement, upon the consent of Employee and the Board of Directors of the Company or the compensation committee thereof.

(b) Employee shall be awarded three separation option grants for common stock under the Corporation’s Stock Option Plan at an exercise price equal to the close of market on the date of grant. The first grant shall be an option exercisable into 450,000 shares of common stock to be awarded by the Compensation Committee within two days of the date of this Agreement, the second option grant (“Second Grant”) shall be awarded within five days of the first yearly anniversary date of this Agreement’s execution and the third option grant (“Third Grant”) shall be awarded within five days of the second yearly anniversary date of this Agreement’s execution. The amount of shares (“Option Shares”) the Second Grant and Third Grant shall be exercisable into shall be determined by the Company’s Compensation Committee. When determining the amount of the Option Shares, for the Second Grant and Third Grant, the Compensation Committee shall commission a compensation study of the Chief Executive Officer position to be prepared on the same basis as the Chief Executive Officer Market Analysis Study prepared by Compensation Resources, Inc dated August 2006. The Compensation Committee shall award an amount of Option Shares for the Second Grant and Third Grant so that the Black-Scholes Value of the Option Shares, at time of grant, when added to the $450,000 compensation being paid under Paragraph 2(a) of this Agreement equals no less then the “market consensus total direct compensation” amount paid by the comparable companies to their chief executive officers, as set forth in the compensation study obtained by the Compensation Committee. The Compensation Committee shall obtain two separate studies, the first study to be used for the Second Grant, shall be no older then one month prior to the date of the Second Grant and the second study, to be used for the Third Grant, shall be no older then one month prior to the date of the Third Grant. The options with respect to each of the grants shall be fully vested on the date of the grant. Employee and the Company acknowledge that the Company does not have a restricted stock plan. If in the future the Company develops a restricted stock plan that is approved by the Company’s shareholders, at Employee’s option, the Second Grant and Third Grant will be made in restricted stock and not in options. If restricted stock is used, the amount of restricted stock to be given Employee shall be determined in the same manner as the amount of options was to be determined.

(c) Employee shall be paid a bonus equal the following percentages of the purchase price or sales price, as applicable, of any business sold or purchased by the Company (“M&A Bonus”): (i) one percent (1%) of the sales price of any car washes sold, except for the sale transactions currently under contract for the car wash located at 6559 E. Northwest Highway, Dallas, Texas and 10 E. Germantown Pike, Norristown, Pennsylvania for which no M&A Bonus will be due; and (ii) three (3) percent of the purchase or sales price of any other business sold or purchased, the three (3) percent amount shall be reduced by the amount of any fee paid to an investment banker hired by the Company where the investment banker located the transaction and conducted all negotiations, no deduction will be made for a fee paid to any investment banker for a fairness opinion or other valuation. For purposes of this Paragraph 2(b) a business shall be any collection of personal or real property that earned revenue as a going concern or is projected to earn revenue as a going concern, whether sold or purchased in the form of an asset acquisition or the sale or purchase of a business entity. The M&A Bonus shall be payable in cash at the time that the business sale or business purchase is consummated. If a purchase or sale transaction triggers a Change of Control Event, as defined in Paragraph 2(f) below, the M&A Bonus and the Change of Control Bonus under Paragraph 2(f) shall not be both paid, only the larger of M&A Bonus or the Change of Control Bonus would be due from the Company to the Employee.

(d) To the extent that Company, from time to time in its sole discretion, offers or provides any of the following to its employees, then Employee, on an equal basis with such other employees, shall be entitled to: (i) participation in all, if any, life, health, medical, hospital, accident and disability insurance programs of Company in existence for the benefit of its employees and for which Employee qualifies; (ii) participation in all, if any, pension, retirement, profit sharing or stock purchase plans for which Employee qualifies; and (iii) participation in any other employee benefits which Company accords to its employees and for which Employee qualifies.

(e) During the term of Employee’s employment with Company, Employee shall be entitled to reimbursement for reasonable business expenses, including gasoline, incurred on behalf of Company. Reimbursement for business expenses will be provided to Employee on the same basis and under the same guidelines as are applicable to all of Company’s employees. The Company shall lease a vehicle for Employee’s personal use. The leased vehicle shall be a premium car of Employee’s choice but will not be a super premium vehicle such as a Rolls Royce or Bentley. The expense of the leased vehicle may not exceed $1,500 per month.

(f) Upon the occurrence of a Change of Control Event, as hereafter defined, Employee shall be paid a lump sum cash bonus of 2.99 times the Employee’s average total compensation (base salary plus any bonuses plus the value of any option award, valued using the Black Scholes formulae) over the past five years (“Change of Control Bonus”). It is the intent of both the Company and the Employee that the amount of the Change of Control Bonus to be paid to Employee under this Paragraph 2(f) shall be calculated so that the amount is .01 % less then the amount that would be considered to be a “parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions that would result in the payment being subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions. The Change of Control Bonus shall be paid to Employee within ten (10) business days of the Change of Control Event that trigged the Change of Control Bonus. For purposes of this Agreement a Change of Control Event shall be any of the events set forth in items (i) through and including (iii) below:

(i) the acquisition in one or more transactions by any “Person”, excepting Employee, as the term “Person” is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), of “Beneficial Ownership” (as the term beneficial ownership is used for purposes or Rule 13d-3 promulgated under the 1934 Act) of the fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”). For purposes of this Paragraph 2(f)(i), Voting Securities acquired directly from the Company and from third parties by any Person shall be included in the determination of such Person’s Beneficial Ownership of Voting Securities.

 (ii) the approval by the shareholders of the Company of: (A) a merger, reorganization or consolidation involving the Company, if the shareholders of the Company immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, reorganization or consolidation, or (B) a complete liquidation or dissolution of the Company, or (C) an agreement for the sale or other disposition of 50% or more of the assets of the Company and a distribution of the proceeds of the sale to the shareholders.

(iii) the acceptance by shareholders of the Company of shares in a share exchange, if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from or surviving such share exchange in substantially the same proportion as the ownership of the Voting Securities outstanding immediately before such share exchange.

     3. Term. The period of Employee’s employment with the Company shall commence on the date of this Agreement and shall continue for three years thereafter, unless sooner terminated in accordance with the provisions of this Agreement (“Term”). After expiration of the Term, Employee’s employment shall continue thereafter on an at-will month-to-month basis, until terminated by either party to the Agreement. During the month-to-month period the provisions of this Agreement shall no longer apply but Employee shall continue to be paid the Employee’s base salary and any bonus earned under the provisions of Paragraph 2(c).

4. Noncompetition Covenants.

(a) Employee agrees that the noncompetition covenants contained in this Paragraph 4 are a material and substantial part of this Agreement.

(b) Employee covenants that during Employee’s employment with Company and for three months following the termination of Employee’s employment (regardless of the reason for the termination) the Employee shall not, directly or indirectly, without the prior express written consent of Company, do any of the things set forth in item (i) through (v) below:

(i) engage, as an officer, director, shareholder, owner, partner, joint venturer, agent, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor or sales representative, in the security industry or in the car wash services industry within the United States (“the Territory”);

(ii) call upon any person who is, at the time of the contact, an employee of Company or its affiliates, if the purpose and intent of the contact is to entice such employee away from or out of the employ of Company or its affiliates;

(iii) call upon any person or entity which is, at the time of the contact, a customer of the Company or its affiliates for the purpose of soliciting or selling any of the items or services which are the items or services offered by the Company or its affiliates;

(iv) disclose the identity of the customers of Company or its affiliates, whether in existence or proposed, to any person, firm, partnership, corporation or other entity whatsoever, for any reason or purpose whatsoever;

(v) promote, or assist, financially or otherwise, any person, firm, partnership, corporation or other entity whatsoever to do any of the above;

      For the purposes of this Agreement, the term “affiliates” shall mean one or more of: (A) each subsidiary of Company, and (B) each other entity under the direct or indirect control of the Company.

(c) The Company will sustain significant losses and damages, if Employee breaches the covenants in this Paragraph 4. There is no adequate monetary remedy for the immediate and irreparable damage that would be caused to Company by Employee’s breach of its non-competition covenants. Employee agrees that, in the event of a breach by him of the foregoing covenants, such covenants may be enforced by Company by, without limitation, injunctions and restraining orders.

(d) It is agreed by the parties that the covenants in this Paragraph 4 impose a reasonable restraint on Employee in light of the activities and business of Company on the date of the execution of this Agreement and the future plans of Company.

(e) The covenants in this Paragraph 4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

(f) The covenants in this Paragraph 4 shall be construed as independent of any other provision of this Agreement and the existence of any claim or cause of action of Employee against Company whether predicated on this Agreement, or otherwise, shall not constitute a defense to the enforcement by Company of such covenants. It is specifically agreed that the duration of the noncompetition covenants stated above shall be computed by excluding from such computation all time during which Employee is in violation of any provision of this Paragraph 4 and all time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action Company seeks to enforce the agreements and covenants of Employee or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement. Provided that, no such exclusion shall include the period of time within which Employee has ceased violating this paragraph, whether or not as a result of being in compliance with Court injunction or doing so voluntarily, and whether or not any action is pending against Employee, and provided that no such exclusion shall include the time an action is pending, if the action is finally determined in Employee’s favor.

5. Confidential Information. It is expressly acknowledged by the Employee that customer lists, orders, current and closed out orders, prospect lists, documents containing the names or addresses of existing or potential customers, information regarding the Company’s financial condition or business plans, the methods by which the Company serves its customers or conducts its operations, as well as other business procedures, are the property of the Company and constitute confidential information or trade secrets of the Company (“Confidential Information”). Employee agrees to maintain the confidentiality of the Confidential Information and further agrees that Employee will not, directly or indirectly, use or disclose Confidential Information to any natural or legal person, other than authorized employees or agents of the Company, during the Term or thereafter. All Confidential Information and all correspondence, reports, charts, products, records, designs, patents, plans, manuals, Afield guides,@ memoranda, advertising materials, lists and other data or property collected by or delivered to Employee by or on behalf of Company, its representatives, customers and government entities (including, without limitation, customers obtained for Company by Employee), and all other materials compiled by Employee which pertain to the business of Company shall be and shall remain the property of Company, shall be subject at all times to its discretion and control and shall be delivered, together with any and all copies thereof, promptly to Company upon request at any time and without request upon completion or other termination of Employee’s employment hereunder.

6. Inventions. Employee shall disclose promptly to Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by Employee solely or jointly with another during the period of employment or within three months thereafter and which are related to the business or activities of Company. Employee hereby assigns and agrees to assign all his interests therein to Company or its nominee. Whenever requested to do so by Company, Employee shall execute any and all applications, assignments or other instruments that Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect Company’s interest therein. These obligations shall continue beyond the termination of employment with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by Employee during the period of employment, and shall be binding upon Employee’s heirs, assigns, executors, administrators and other legal representatives.

7. Termination; Rights of Termination.

(a) Employee’s employment under this Agreement may be terminated during the term hereof in any one or more of the following ways:

(i) Employee shall be terminated automatically upon the death or resignation of Employee. The parties agree that Employee may resign as either or both Chief Executive Officer or Chairman of the Board, at any time without such resignation constituting a breach of this Agreement.

(ii) By the Company upon Employee=s inability to perform his duties under this Agreement because of illness or physical or mental disability or other incapacity which continues for a period of 120 days consecutively during any one-year period;

(iii) By the Company upon written notice to the Employee any time after: (i) the occurrence of a Change of Control Event; and (ii) the payment to Employee of the Change of Control Bonus, as provided in Paragraph 2(f) of this Agreement.

(iv) By the Company upon written notice to Employee upon the Employee’s causing material harm to the Company by Employee engaging in willful misconduct, or a felony. For purposes of this Paragraph 7(a)(iv) material harm is caused to the Company, if the Company incurs expenses of Five Hundred Thousand ($500,000) Dollars or more. The written notice sent by the Company must specify the nature of the willful misconduct or felony.

(v) By Company upon written notice to Employee any time after: (i) a majority vote of the Board of Directors that Employee no longer be employed by the Company; and (ii) payment to Employee of a lump sum cash payment of 2.99 times the Employee’s average total compensation (base salary plus any bonuses plus the value of any option award, valued using the Black Scholes formulae) over the past five years (“Severance Payment”). It is the intent of both the Company and the Employee that the amount of the Severance Payment to be paid to Employee under this Paragraph 7(a)(v) shall be calculated so that the amount is .01 % less then the amount that would be considered to be a “parachute payment” within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), or any comparable successor provisions that would result in the payment being subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions.

(vi) By Employee upon written notice to the Company, if the Company (i) requires Employee to perform his duties from an office that is located more then a fifty mile radius from Fort Lauderdale, Florida or (ii) changes Employee’s duties and authority as the Company’s Chief Executive Officer. The Company shall pay to Employee the Severance Payment in cash within ten days of Employee’s resignation under this Paragraph 7(a)(vi).

(b) Upon termination of Employee’s employment under Paragraph 7(a) for any reason, Employee shall be entitled to receive Employee’s salary accrued through the date of termination, plus any employee benefits which by their terms and provisions continue after such termination.

(c) In the event of termination of Employee’s employment under this Agreement for any reason provided in this paragraph 7, or if Employee resigns prior to the expiration of the term of this Agreement, all rights and obligations of Company and Employee under this Agreement shall cease immediately, except that Employee’s and the Company’s obligations under Paragraphs 4, 5, 6, 7 and 15 herein shall survive such termination. After such termination Employee shall have no right to receive any compensation hereunder except as set forth this Paragraph 7.

8. Complete Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement between Company and employee, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind. This Agreement may be modified, altered or otherwise amended only by a written instrument executed by both Company and Employee.

9. No Waiver; Remedies Cumulative. No waiver by the parties hereto of any default or breach of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

10. Assignment; Binding Effect. Employee understands that Employee has been selected by Company on the basis of Employee’s personal qualifications, experience and skills. Employee agrees, therefore, that he cannot assign all or any portion of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and Company’s successors and assigns. It is further understood and agreed that Company may be merged or consolidated with another entity and that any such entity shall automatically succeed to the rights, powers and duties of Company hereunder.

11. Notice. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

To Company:	Chief Executive Officer 1000 Crawford Place Mount Laurel, New Jersey 08054

To Employee:	Louis D. Paolino, Jr. 401 Las Olas Blvd., Suite 1570 Fort Lauderdale, Florida 33301

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier and three days after the deposit in the U. S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 11.

12. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in nay way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

13. Gender. The use of the masculine pronoun in this Agreement has been used for convenience and shall apply to the Employee even where the Employee is a female.

14. Governing Law. This Agreement shall in all respects be construed in accordance with the laws of the State of New Jersey.

 15. Insurance and Indemnification.

(a) Subject to applicable law, for a period of six (6) years following completion of the Term, the Company will: (i) indemnify Employee and his heirs and representatives to the extent provided in the Company’s By-Laws in effect on the date of this Agreement and will not amend, reduce or limit rights of indemnity afforded to them or the ability of the Company to indemnify them, not hinder, delay or make more difficult the exercise of such rights of indemnity and (ii) maintain director and officer liability insurance coverage providing Employee with coverage (1) at least as favorable as the policies in effect immediately prior to the date hereof covering the Company’s directors and officers or (2) as favorable as is available at a cost to the Company of up to 125% of the premiums currently being paid by the Company.

(b) If any claim is (or claims are) made against Employee and his heirs and representatives, including legal counsel, arising from Employee=s services as a director, officer and employee of the Company, within six (6) years from the expiration of the Term, the provisions of this Paragraph 15 respecting the Company’s By-Laws shall continue in effect until the final disposition of all such claims.

(c) The Company agrees to provide written notice to Employee immediately upon learning of any claim or threatened claim against Employee by any third party relating to or arising out of the business of the Company or Employee’s prior service as a director, officer, employee or controlling shareholder of the Company. The Company further agrees to provide to Employee any complaints and other relevant documentation related to such claims immediately upon receipt of such documentation.

(d) Employee agrees that he will cooperate with and assist the Company, as is reasonably requested by the Company, in its defense of any action or proceeding against the Company, its directors, officers, employees or affiliates arising out of or in any way related to any transactions, events or other matters which occurred during the period of his employment with the Company, to the extent that such cooperation and assistance will not impair Employee’s legal rights or remedies or increase the likelihood that Employee will incur any liabilities as a result thereof. This Agreement shall not preclude Employee from testifying in such action or proceeding. In the event that Employee does cooperate with and assist the Company in its defenses of such an action or proceeding, the Company agrees to reimburse Employee for all reasonable expenses incurred by Employee in providing such assistance.

16. Arbitration.

(a) Each and every controversy or claim arising out of or relating to this Agreement shall be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the commercial rules (the “Rules”) of the American Arbitration Association then obtaining, and judgment upon the award rendered in such arbitration shall be final and binding upon the parties and may be confirmed in any court having jurisdiction thereof. Notwithstanding the foregoing, this Agreement to arbitrate shall not bar any party from seeking temporary or provisional remedies in any Court having jurisdiction. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement, which such demand shall set forth in the same degree of particularity as required for complaints under the Federal Rules of Civil Procedure the claims to be submitted to arbitration. Additionally, the demand for arbitration shall be stated with reasonable particularity with respect to such demand with documents attached as appropriate. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations.

(b) The arbitrators shall have the authority and jurisdiction to determine their own jurisdiction and enter any preliminary awards that would aid and assist the conduct of the arbitration or preserve the parties’ rights with respect to the arbitration as the arbitrators shall deem appropriate in their discretion. The award of the arbitrators shall be in writing and it shall specify in detail the issues submitted to arbitration and the award of the arbitrators with respect to each of the issues so submitted.

(c) Within sixty (60) days after the commencement of any arbitration proceeding under this Agreement, each party shall file with the arbitrators its contemplated discovery plan outlining the desired documents to be produced, the depositions to be take, if ordered by the arbitrators in accordance with the Rules, and any other discovery action sought in the arbitration proceeding. After a preliminary hearing, the arbitrators shall fix the scope and content of each party’s discovery plan as the arbitrators deem appropriate. The arbitrators shall have the authority to modify, amend or change the discovery plans of the parties upon application by either party, if good cause appears for doing so.

(d) The award pursuant to such arbitration will be final, binding and conclusive.

(e) Counsel to Company and Employee in connection with the negotiation of and consummation of this Agreement shall be entitled to represent their respective party in any and all proceedings under this Paragraph or in any other proceeding (collectively, “Proceedings”). Company and Employee, respectively, waive the right and agree they shall not seek to disqualify any such counsel in any such Proceedings for any reason, including but not limited to the fact that such counsel or any member thereof may be a witness in any such Proceedings or possess or have learned of information of a confidential or financial nature of the party whose interests are adverse to the party represented by such counsel in any such Proceedings.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement on the year and day above written.

MACE SECURITY INTERNATIONAL, INC.

By:	/s/ Robert M. Kramer
Robert M. Kramer, Executive Vice President

/s/ Louis D. Paolino, Jr.
Louis D. Paolino, Jr.

EXHIBIT B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report  -  May 20, 2008
(Date of earliest event reported)

MACE SECURITY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22810	03-0311630
(State or other jursidiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

401 East Las Olas Boulevard, Suite 1570, Fort Lauderdale, Florida 33301
(Address of principal executive offices) (Zip Code)

(954) 449-1300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)     Louis D. Paolino, Jr., was removed as a director and as Chairman of the Board of Mace Security International, Inc. (“Company”) by the Company’s Board of Directors on May 20, 2008. Section 3.03 of the Company’s Bylaws authorizes the removal of a director, at any time, by the unanimous vote of all other directors. The vote occurred during a Special Meeting of the Board of Directors held on May 20, 2008. No cause finding for the removal of Mr. Paolino as a director was made by the Board of Directors and none is required by Section 3.03 of the Bylaws.

The Board of Directors of the Company also terminated Mr. Paolino as the Chief Executive Officer of the Company on May 20, 2008. The termination by the Company was made for willful misconduct under Paragraph 7(a)(iv) of the Employment Agreement between Mr. Paolino and the Company dated August 21, 2006 (“Employment Agreement”). The Employment Agreement is filed as Exhibit 10.1 to the Current Report on Form 8-K dated August 22, 2006. Paragraph 7(a)(iv) of the Employment Agreement allows the termination of Mr. Paolino for willful misconduct without the payment of any severance or termination payment. The actions of Mr. Paolino that the Board has determined as willful misconduct, generally relate to the Board’s belief that Mr. Paolino has not followed the instructions of the Board or sufficiently performed his supervisory duties. The published financial statements of the Corporation will not to be restated or revised due to the Board’s determination of the existence of willful misconduct by Mr. Paolino.

(c)     (1) Gerald T. LaFlamme has been appointed as the Company’s Interim Chief Executive Officer. The appointment was made by the Board of Directors at the Special Meeting of the Board of Directors held on May 20, 2008.

(2) Mr. LaFlamme has served as a director of the Company since December 14, 2007. From 2004 to the present, Mr. LaFlamme has been President of JL Development Company, Inc., a real estate development and consulting company. From 2001 to 2004, Mr. LaFlamme was Senior Vice President and CFO of Davidson Communities, LLC, a regional home builder. From 1978 to 1997, Mr. LaFlamme was Area Managing Partner for Ernst & Young, LLP, and a predecessor accounting firm in San Diego, CA. Mr. LaFlamme is a director and Chairman of the Audit Committee of Arlington Hospitality Inc. On August 31, 2005, Arlington Hospitality Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. At the time of the Chapter 11 filing, Mr. LaFlamme was a director of Arlington Hospitality Inc.

(3) A search committee of the Board of Directors has been formed to locate a permanent Chief Executive Officer. Mr. LaFlamme is expected to serve until a successor is appointed. The Company does not have an employment agreement with Mr. LaFlamme, who will be receiving an annual salary of $ _________ while he serves as Interim Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	May 21, 2008	Mace Security International, Inc.
(Registrant)

		By:	/s/ Gregory M. Krzemien
Gregory M. Krzemien
Chief Financial Officer and Treasurer

Mace Announces Termination of Louis D. Paolino as CEO And Chairman; Appoints Gerald LaFlamme as Interim CEO and Jack Mallon as Chairman

Fort Lauderdale, Florida – May 21, 2008 – Mace Security International, Inc. ("Mace" or the “Company”) (Nasdaq Global: MACE) today announced that its Board of Directors removed Mr. Louis D. Paolino as a director and as Chairman of the Company’s Board of Directors. The Board of Directors also terminated Mr. Paolino as Chief Executive Officer of the Company. Both actions occurred during a May 20, 2008 Special Meeting of the Board of Directors.

Mr. Paolino was terminated by the Company as Chief Executive Officer for willful misconduct under Paragraph 7(a)(iv) of the Employment Agreement between Mr. Paolino and the Company dated August 21, 2006. Paragraph 7(a)(iv) allows the termination of Mr. Paolino without the payment of any severance or termination payment. The actions of Mr. Paolino that the Board has determined as willful misconduct, generally relate to the Board’s belief that Mr. Paolino has not followed the instructions of the Board or sufficiently performed his supervisory duties. The published financial statements of the Corporation will not to be restated or revised due to the Board’s determination of the existence of willful misconduct by Mr. Paolino.

Board member Gerald LaFlamme has been appointed Interim CEO. From 2004 to the present, Mr. LaFlamme has been President of JL Development Company, Inc., a real estate development and consulting company. Mr. LaFlamme also previously served as Senior Vice President and Chief Financial Officer for Davidson Communities LLC, a regional home builder and was also a former managing partner for Ernst & Young LLP. A search committee of the Board of Directors has been formed to locate a new CEO. It is anticipated that Mr. LaFlamme will serve as Interim CEO until a successor is located.

Another member of Mace’s Board, Jack Mallon, was appointed Chairman. Mr. Mallon is an attorney and managing director of Mallon Associates, an investment bank servicing the security industry. He is also Chairman of IBI Armored Services, Inc., a privately held national armored carrier and money processing company.

About Mace

Mace Security International, Inc. is a manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace®. The Company also operates a Digital Media Marketing and e-commerce business. In addition, Mace owns and operates car washes, and has previously announced that it is exiting this segment of its business. The Company’s remaining car washes for sale are located in Texas. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace’s financial performance and could cause Mace’s actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading “Risk Factors” in Mace’s SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

EXHIBIT C

February 20, 2008

Mark Alsentzer

Gerald T. LaFlamme

Jack Mallon

Constantine Papadakis, P.h.d.

Dennis Raefield

Re:

Appointing a Director Experienced with E-Commerce.

Gentlemen:

As Chairman, CEO and a major shareholder of Mace Security International, Inc. (“MSI”), I am growing increasingly concerned with the negative bias certain of the independent directors have shown regarding our e-commerce and advertising/media business (“Internet Business”) and the general lack of experience all the independent directors have concerning the e-commerce and the advertising/media marketplace. My concerns are also shared by the former Linkstar shareholders who own over one million shares of MSI common stock.

On several occasions during Board Meetings and during individual conversations with me, independent directors have shown a negative bias against our Internet Business and my views concerning its importance to MSI.

For these reasons, I believe it is essential for the Board to appoint a director experienced with the e-commerce and advertising/media marketplace. A vacancy can be created by expanding the Board to seven or through one of the current independent directors resigning. The new director would be an important source of knowledge for the Board and would give the Board confidence that MSI is on the correct course with its Internet Business.

Our Internet Business is projected to provide over one half of MSI’s revenues for 2008. At this point, the Security segment is over represented on the Board and the Internet Business is not being represented. The lack of representation for the Internet Business is particularly serious in light certain independent directors having bias against my views regarding the Internet Business. I believe the Board is failing in its fiduciary duty by not having on the Board an independent director experienced with the e-commerce and advertising/media marketplace.

I recommend that the Board appoint James H. Ridinger, as a director. Attached to this letter is a copy of Mr. Ridinger’s curriculum vita. Mr. Ridinger is Chairman, CEO and owner of Market America. Market America has 2008 projected e-commerce sales of over one half billion. Mr. Ridinger’s experience and knowledge in the e-commerce and advertising/media business is unmatched. Mr. Ridinger would lend tremendous insight and knowledge to the Board and would qualify as an independent director.

Please provide me a written acknowledgement that each of you received this letter. I also request that each director provide a written response as to whether he is in favor of appointing a director experienced with the e-commerce and advertising/media business or the reasons he opposes the appointment.

Sincerely yours,
/s/
Louis Paolino, Jr.
Chief Executive Officer and Chairman of the Board.

Sent by e-mail and mail:

Mark Alsentzer: [redacted]

Gerald T. LaFlamme: [redacted]

John C. Mallon: [redacted]

Constantine Papadakis: [redacted]

Dennis Raefield: [redacted]

February 27, 2008

Louis Paolino, Jr.

Chief Executive Officer and

Chairman of the Board

MACE Security International

401 E. Las Olas Blvd. Suite 1570

Ft. Lauderdale, FL 33301

Dear Lou:

I have been asked by the independent directors of the Company to respond to your correspondence each dated February 20, 2008.

First, I would like to address your February 20, 2008, correspondence about independent legal counsel for the board of directors. The Board has a fiduciary duty to our shareholders to act in their best interests. We therefore have significant responsibilities that encompass both a decision-making function as well as an oversight function. In carrying out these responsibilities, the law requires the Board to act in an informed independent manner. Although the Board should and does have access to the Company’s general counsel, the general counsel’s client is the Company. In order for the Board to maintain its independence and to act in an informed manner, our legal obligations and corporate “best practices” requires that we have the authority to retain our own legal counsel and any other professional advisors we deem necessary. In fact, the Sarbanes-Oxley Act by statue specifically grants the audit committee the authority to engage independent counsel and other advisors and requires the corporation to pay for the cost of these advisors. The independent directors certainly understand the cost associated with bringing in independent counsel and will take those costs into account as we move forward. To maintain our attorney-client confidentiality with our legal counsel, we will not be including Mr. Kramer in our discussions with our legal counsel and we will not be able to provide him with the full details of any assignment we might give to our counsel.

With regard to your February 20, 2008 correspondence related to the addition of a new director, the independent directors have considered and reviewed your recommendation. At this time we do not think it would be in the shareholders’ best interests to alter the current Board structure. It was only in October 2007 that the Board went through its most recent reorganization. At that time the Board and its largest shareholders agreed that a six person board was the optimum structure. The current members of the Board represent a wide range of expertise and diverse judgment that we believe is sufficient to carry on the responsibilities of the Board. I would also point out that the Board has not concluded that a business strategy that commits significant corporate assets to an “internet business” is consistent with the Company’s overall business objectives. We have not concluded any decision for or against this strategy other than to defer any further acquisitions in this space until we have seen the current Internet acquisition deliver the projections you gave the previous Board before they approved the acquisition. We, of course, would be happy to have further discussions about this topic.

Sincerely yours,
/s/ Jack Mallon
Jack Mallon
Lead Independent Director

February 29, 2008

Mark Alsentzer

Gerald T. LaFlamme

Jack Mallon

Constatine Papadakis, P.h.d.

Dennis Raefield

Re:

Appointing a Director Experienced with E-Commerce and Use of Outside Counsel.

Gentlemen:

I have received John Mallon’s letter of February 27, 2008. There are several points in the letter that give me concern.

Mr. Mallon states that the Buchalter Nemer law firm has been retained as counsel for the independent directors and not Mace Security International, Inc. (the “Company”). I am not aware of the existence of any matter in which the independent directors presently have an adverse interest to the Company. Nor am I aware of any pending claim against the independent directors separate from the Company. To my mind there is no present reason for independent directors to hire separate counsel. The desire of the independent directors for separate counsel who will be working on matters to be kept secret from the Company’s General Counsel and myself gives me a great deal of concern. As the Company’s CEO I am required to sign a certification of the Company’s periodic public reports, filed in accordance with the Securities Exchange Act of 1934, as amended. The certification required states, among other items, that the public report filed does not contain any materially misleading statements or omit to state any facts necessary to make the statements made in the public report not materially misleading. I will be reluctant to sign the certification for the upcoming Annual Report on Form 10-K without knowing what Company matters the independent directors are working on with their outside counsel.

Mr. Mallon’s letter states the independent directors have rejected my request that the board of directors add a director experienced in the e-commerce and media marketing advertising sectors. I do not agree that the independent directors have the experience necessary to provide oversight to the e-commerce and media marketing advertising segment which will be providing over one half of the Company’s 2008 revenue. I will be instructing Mr. Krezmien and Mr. Kramer to add a risk factor to the Company’s Annual Report on Form 10-K for year ended 2007 to inform the public of the lack of experience and the bias the independent directors have regarding the e-commerce and digital media marketing business segment.

Sincerely yours,
/s/
Louis Paolino, Jr.
Chief Executive Officer and Chairman of the Board.

Sent by e-mail and mail:

Mark Alsentzer: [redacted]

Gerald T. LaFlamme: [redacted]

John C. Mallon: [redacted]

Constantine Papadakis: [redacted]

Dennis Raefield: [redacted]

EXHIBIT D

April 10, 2008

Mr. Louis D. Paolino, Jr.

Chairman & President

Mace Security International, Inc.

401 E. Las Olas Blvd.

Fort Lauderdale, FL 33301

Dear Lou:

While we had a productive meeting at our Board of Directors session last week, one issue rose as most important going forward. The proposed budget from management shows a planned operating loss of $2.3 million in 2008 even assuming we hit some huge and aggressive growth numbers in many sectors, Linkstar, Mace Pro, and Mace Catalog. When we asked if you have signed up on these numbers you answered “NO, they are the rollup of the division manager’s numbers, not your commitment and really just an aggressive target for them to hit, not the expected results.” You said we will probably deliver less then these numbers.

In addition, the preliminary numbers presented by Greg at our meeting showed that indeed we have already missed almost all the targets for Q1, which had the LOWEST revenue growth of any quarter. We are already behind even in a modest growth quarter! The business plan calls for an operating loss of $1.3  million for the first quarter – before registering a $1.2 million shortfall in revenues.

The only conclusion that the independent members of the Board or any reasonable businessman can make is that Mace will probably fall significantly short of the proposed budget, and therefore will generate another multimillion dollar loss for the fifth consecutive year.

This is unacceptable.

Despite our hopes, the financial results as of now are obvious. It can be seen by anyone, and certainly by our shareholders. Mace is on its way to posting a $4-5MM loss again, since the revenue numbers promised are really just a “hope for” goal. As a “new Board” we cannot allow this to happen without intervention, or we have not done our fiduciary duty to our shareholders.

You have stated that you do not know where to cut costs enough to even break even. Therefore, the Independent Directors have voted unanimously to send you the following directive:

Mace Management is directed to cut costs from all sectors, using the CEO’s best judgment, to reduce the current SG&A, as well as indirect factory COGS, by at least $2 million aggregate for the balance of the 2008 year. We need these costs taken out within the next 30 days, and if there are some costs that cannot be removed within 30 days, a short term written plan for any of those that might take from 31 to 60 days to remove. All reductions must be completed within 60 days maximum, in order to have significant effect in the 2008 calendar year. Please submit your written plan of how, when and where these reductions will be made, within the next ten days.

The Board realizes that your divisions may actually improve later in the year, and we would certainly consider adding back costs once some actual growth, as shown in the business plan really happens. Until then, this directive, which we understand may STILL not achieve break even because of the loss of any Q1 savings, will at least send our shareholders the message that Mace is committed to conserving and rebuilding shareholder value, and avoiding another huge loss.

Please reply in writing that you have understood this directive and will carry it out.

Sincerely,

Jack Mallon

Lead Independent Director.

EXHIBIT E

April 13, 2008

Mark Alsentzer

Gerald T. LaFlamme

Jack Mallon

Constatine Papadakis, P.h.d.

Dennis Raefield

Re:

Requested $2,000,000 Reduction in SG&A and COGS.

Gentlemen:

I have received John Mallon’s letter of April 10, 2008. During  the Board Meeting held in Las Vegas on April 2, 2008 we extensively discussed the 2008 Budget presented by management to the Board of Directors. I repeatedly explained that it was not possible to significantly reduce the budgeted operational expenses without reducing the revenue of Mace Security International, Inc. (“MSI”) by an amount greater then the expense reduction. I also explained that the corporate overhead could not be significantly reduced without jeopardizing the internal controls of MSI.

It seems pointless for the independent directors to issue a directive for the reduction of $2,000,000 of SG&A or COGS expenses when you know that I do not believe the reductions to be possible or responsible. We are trying to build our security business and our internet business while we sell our car washes. All business in a building mode they must be funded for a period of time before they become profitable. If you wish a CEO to cut $2,000,000 from SG&A or COGS you should terminate me, pay my termination payment and hire a magician.

I also wish to point out that the Board has not made any motion for expenses to be reduced by $2,000,000 or for business segments to be closed. A SG&A reduction of $2,000,000 could only be accomplished by closing one or more business division. The tone of Mr. Mallon’s letter is also improper. The independent directors as a body can not direct the CEO to do anything. Only the full Board can issue directives to the CEO.

The requests of the independent directors have also been contradictory. The independent directors wanted a President of the security division hired, which increased SG&A by $200,000 and have also requested that I propose an increased compensation for Colin McIntire and Maurry Mendolvich. As I am sure you realize the requests are contradictory.

Sincerely yours,
/s/
Louis Paolino, Jr.
Chief Executive Officer and Chairman of the Board.

Sent by e-mail and mail:

Mark Alsentzer: [redacted]

Mark Alsentzer: [redacted]

Gerald T. LaFlamme: [redacted]

John C. Mallon: [redacted]

Constantine Papadakis: [redacted]

Dennis Raefield: [redacted]

Dennis Raefield: [redacted]

EXHIBIT F

From:	Ed Nieves	Sent: Tue 5/20/2008 10:55 AM

Robert Kramer; Greg Krzemien; Lou Paolino; Devin Benjamin; Matt Lofgren; Ron
To:	Carlson; Jon Goodrich; Maurry Mendelovich; Maurry Mendelovich; Colin
McIntyre; Allan McDonald; Ed Nieves

Cc:

Subject:	Confidential and urgent

Attachments:

Confidential urgent and priority memo from Lou Paolino. Do not discuss with anyone.

Bob Kramer

Greg Krzemien

Devin Benjamin

Matt Lofgren

Ron Carlson

Jon Goodrich

Maurry Mendelovich

Colin McIntyre

Allan McDonald

The Board of Directors has requested an SG&A reduction to take place immediately.

With this in mind, we are instituting a Company-wide 10% cost-reduction plan, effective June 1, 2008. By next Tuesday, May 28, 2008, please send to Lou your plan to cut personnel and other SG&A costs by 10% within your division/department. This includes all operating divisions, as well as legal, accounting and marketing departments. These cuts are not to have an effect on the integrity of our internal controls.

We are also instructing all of you to reduce travel and meal expenses immediately.

Please call Lou or me with any questions.

Ed

From:	Ed Nieves	Sent: Tue 5/20/2008 1:27 PM

To:	Pat Leonard; Lou Paolino; Ed Nieves

Cc:

Subject:	Confidential and urgent, from Lou

Attachments:

Confidential urgent and priority memo from Lou Paolino. Do not discuss with anyone, even your assistants.

Pat Leonard:

The Board of Directors has requested an SG&A reduction to take place immediately.

With this in mind, we are instituting a Company-wide 15% cost-reduction plan, effective June 1, 2008. By next Tuesday, May 28, 2008, please send to Lou your plan to cut personnel and other SG&A costs by 15% within your division. This includes all operating divisions, as well as legal, accounting and marketing departments. These cuts are not to have an effect on the integrity of our internal controls.

We are also instructing all of you to reduce travel and meal expenses immediately.

Please call Lou or me with any questions.

Ed

Date: Wed, 4 Jun 2008 20:25:45 -0400	All headers
From: Lou Paolino [redacted]
To: [redacted]
Subject: FW: Louis D. Paolino – Mace Security International, Inc – Letter to Board of Directors.DOC	All attachments

From: Lou Paolino
Sent: Wed 5/14/2008 8:41 AM
To: Robert Walker
Subject: FW: Louis D. Paolino – Mace Security International, Inc – Letter to Board of Directors.DOC

From: Bruce Rosetto [redacted]
Sent: Wed 5/14/2008 7:26 AM
To: Lou Paolino
Subject: Louis D. Paolino - Mace Security International, Inc – Letter to Board of Directors.DOC

Please review and comment. With the 10Q required to be filed by tomorrow, we need to get this to the Company asap.

P.S. We also need to finalize our engagement

Bruce C. Rosetto

Greenberg Traurig P.A.

5100 Town Center Circle

Suite 400

Boca Raton, Fl 33486

Phone: 561-955-7625

Fax: 561-367-6225

[redacted]

Tax Advice Disclosure: To ensure compliance with requirements imposed by the IRS under Circular 230, we inform you that any U.S. federal tax advice contained in this communication (including attachments), unless otherwise specifically stated, was not intended or written to be used, and cannot be used, for the purpose of (1)avoiding penalties under the Internal Revenue Code or (2) promoting, marketing or recommending to another party any matters addressed herein.

The information contained in this transmission may contain privileged and confidential information. It is included only for the use of the person (s) named above. If you are not the intended recipient, you are hereby notified that any review, dissemination, distribution or duplication of this communication is strictly prohibited.  If you are not the intended recipient, please contact the sender by reply email and destroy all copies of this original message. To reply to our email administrator directly, please send an email to postmaster@gtlaw.com.

Attachment 1:36541978_v_2_Louis D. Paolino-Mace Security International, Inc.; - Letter to Board of Directors.DOC (38KB) Delete WebDisk 0-1a

EXHIBIT G

May 14, 2008

Mace Security International, Inc

401 East Las Olas Blvd.

Suite 1570

Fort Lauderdale, FL 33301

To Board of Directors:

John C. Mallon

Gerald LaFlamme

Dennis Raefield

Mark Alsentzer

Dr. Constantine Papadakis

General Counsel &

Corporate Secretary:

Robert M. Kramer

Re:

Public Disclosures of Mace Securities International, Inc. (the “Company”)

Gentlemen:

This law firm has been engaged by Mr. Louis D. Paolino, on behalf if the Company, to review the adequacy of the disclosures in the Company’s recent public reports in light of what our client has represented to us as the board of directors’ deadlock with respect to certain corporate issues, and related events including resignations of key officers of the Company.

As part of our review, we have examined the minutes of the board of directors related to the 13 board meetings of the Company held since December 14, 2007.  Our preliminary analysis does reveal that certain disclosures and risk factors should be updated to reflect material events and changes within the Company, including the notice of resignation of key officers of the Digital Media Marketing segment, the changes (or potential changes) in the business plan of the Company as previously established, the re-evaluation of the overall strategic direction of the Company, and the disagreements between management of the Company and its Board of Directors relative to the above. Please be advised that while we have prepared these disclosure in the form of risk factors, certain of the facts contained in the disclosures may have already triggered Form 8-K filings (e.g., the resignation of certain officers) and we have not undertaken to make a determination of whether the particular facts and circumstances at hand trigger Form 8-K or other filing requirements.

We have advised Mr. Paolino that unless and until the disclosures contained in the public reports adequately deal with these issues which we believe are material in nature and of importance to an investor in the Company’s securities, that it would be ill-advised for Mr. Paolino to approve the reports for filing with the Securities Exchange Commission and could expose Mr. Paolino, as well as members of executive management and the board of directors to potential liability under federal and state securities law for misleading disclosure and omission of material facts.

We have enclosed herein some risk factors for your review dealing with the issues we believe need to be publicly disclosed by the Company to best protect all parties including the board of directors and executive management, as well as the integrity of the Company’s corporate filings. Please review the enclosed draft disclosures as soon as possible and provide us with your comments.

Sincerely,

Bruce C. Rosetto

RISK FACTORS

KEY EXECUTIVES OF THE COMPANY’S DIGITAL MEDIA MARKETING SEGMENT HAVE SUBMITTED RESIGNATION LETTERS TO THE COMPANY WITH AN EFFECTIVE DATE OF JUNE 30, 2008 AND THE LOSS OF THESE EXECUTIVES MAY ADVERSLY AFFECT THIS SEGMENT’S OPERATIONS IF QUALIFIED REPLACEMENT EXECUTIVES ARE NOT HIRED.

Maury Mendolovich and Colin McIntyre, key executives of the Digital Media Marketing segment of the Company, have provided notification to the Company of their intent to resign effective June 30, 2008 primarily as a result of the board of directors changing the business model for growing this division so as to eliminate growth through accretive acquisitions. If the Company is unable to successfully renegotiate employment terms with these executives or identify qualified executives to replace their services, the Company’s ability to manage the day to day events of such business segment as well as to achieve the business plan of the Company could be materially affected.

THE COMPANY PREVIOUSLY ANNOUCED A PLAN OF GROWING THE BUSINESS IN THE DIGITAL MEDIA MARKET AND SECURITY SEGMENTS THROUGH MERGER AND ACQUISITIONS. THE CURRENT BOARD OF DIRECTORS IS RE-EVALUATING THIS GROWTH STRATEGY AND THERE ARE NO GUARANTEES THE COMPANY WILL CONTINUE TO SEEK TO GROW THE BUSINESS IN ACCORDANCE WITH THE PRIOR BUSINESS PLAN.

The current board of directors is re-evaluating the business model and growth strategy adopted by the Company’s board of directors in the past, including whether growth through accretive acquisitions is the best methodology for achieving growth in shareholder value in both short and long term. The board of directors is also examining whether the best interests of the shareholders would be achieved by a restructuring of the business, significant reductions in operating expenses and/or consolidation or retraction of the Company’s operations in certain markets.

THE COMPANY HAS PREVIOUSLY FOCUSED ITS RESOURCES ON THE FUTURE GROWTH AND PROFITABILITY OF ITS DIGITAL MEDIA MARKETING SEGMENT BUT THE COMPANY DOES NOT HAVE ANY MEMBERS OF THE BOARD OF DIRECTORS THAT HAVE ANY EXPERIENCE IN THE E-COMMERCE AND ON-LINE MARKETING INDUSTRY SEGMENTS.

Members of the Company’s board of directors and management team may lack the prior experience and required skills within the e-commerce and on-line marketing industries which could hamper the ability of the Company to navigate through these industries and to implement the best business plan. Our management’s lack of expertise within the e-commerce and on-line industry may result in the Company losing opportunities that exist within the Digital Media Marketing segment and our management may fail to avoid pitfalls that other experienced management would more easily recognize and avoid.

THE REVENUES FROM THE SECURITY SEGMENT OF THE COMPANY ARE ANTICIPATED TO DECREASE OR BECOME STAGNANT DURING THE REMAINDER OF 2008 DUE TO CURRENT ECONOMIC CONDITIONS AND THE INTENSE COMPETITION IN THE CURRENT MARKETPLACE.

The Company projects that revenues from its security segment will decrease or become stagnant in 2008 due to current economic conditions and the intense competition within this industry. The previously announced growth strategy of the Company included growing the business of its security segment through selected accretive acquisition targets in order to achieve an appreciation in shareholder value. The current board of directors is re-examining whether the previously announced acquisition strategy within its market segment via accretive acquisitions is in the best interests of the Company and its shareholders.

DURING THE LAST SEVERAL MONTHS, THE BOARD OF DIRECTORS HAS EXPERIENCED DEADLOCK IN DETERMINING THE DIRECTION AND BUSINESS PLAN FOR INCREASING SHAREHOLDER VALUE. SHOULD OUR BOARD’S IRRECONCILABLE DIFFERENCES CONTINUE, THE COMPANY MAY NO LONGER BE MANAGED AND OPERATE EFFECTIVELY.

The board of directors has experienced deadlock over the last several months in terms of determining the best course of action and direction of the Company for achieving profitability and maximizing shareholder value. There have been very strong disagreements between management and several members of the board of directors related to these issues. The recent inability of the board of directors to agree to any particular plan and to garner management support for any such plan could materially affect the operations of the Company as well as its ability to increase revenues and reach profitability. If the board of directors is unable to reach agreement on matters relating to the strategic plans for the Company’s growth and other matters, the Company may be required to seek a judicial remedy for corporate deadlock including the appointment of a provisional director or court ordered mediation.

[NOTE: WE WILL WANT TO REVIEW THE RISK FACTORS THE COMPANY INTENDS TO MAKE RELATIVE TO THE IMMIGRATION INVESTIGATION AND POSSIBLE FINES AS WELL AS THE VIOLATION OF LAWS RESPECTING THE UNLAWFUL STORAGE AND HANDLING OF HAZARDOUS WASTE MATERIALS.]

EXHIBIT H

lou

From:	Robert Kramer [redacted]
Sent:	Tuesday, May 13, 2008 5:23 PM
To:	Mark Alsentzer; [redacted]; Dennis Raefield; Dennis Raefield; Dr. Papadakis;
John Mallon; Gerald LaFlamme; Louis Paolino, Jr.
Cc:	Greg Krzemien
Subject:	Revised Risk Factors and Notice of Board Meeting
Attachments:	Two New Risk Factors 5-13-08.doc; Notice of Board Meeting 5-13-2008.doc

Gentlemen,

Attached is a Notice of Board Meeting and Revised Risk Factors. Louis Paolino has advised me that Colin and Maurry have agreed to drop the request for a revision of the non-compete provisions and remain employed, if the other employment agreement changes are made and seventh director with e-commerce experience is added to the Board. I have revised the risk factor accordingly.

Lou also told me to Notice a Meeting for noon, Thursday to discuss adding a seventh director.

Robert M. Kramer

Mace Securities International, Inc.

240 Gibraltar Road, Suite 220

Horsham, Pa 19044

215-259-5660

[redacted]

MACE SECURITY INTERNATIONAL, INC.

    401 East Las Olas Boulevard, Suite 1570

           Fort Lauderdale, Florida 33301

DATE: May 13, 2008

TO:  Mace Security Board of Directors

Directors:

Mark Alsentzer

Gerald T. LaFlamme

John C. Mallon

Lou Paolino, Jr.

Dr. Papadakis

Dennis Raefield

FROM: Robert M. Kramer

Total pages including cover: 2

A meeting of the Board of Directors has been scheduled by the Board, for Thursday May 15, 2008 at 12:00 noon, Eastern Time. The meeting will take place by telephone conference call. Please call me at 215-205-7203 or e-mail me at [redacted] if you will not be able to attend the meeting.

Call in number 800-556-9476

NOTICE OF MEETING

For a Meeting of the Board of Directors of

            MACE SECURITY INTERNATIONAL, INC.

To be held May 15, 2008

This shall constitute notice of a meeting of the Board of Directors of Mace Security International, Inc., (“Company”) to be held on Thursday, May 15, 2008 by telephone conference call at 12:00 noon, Eastern Time. The meeting is expected to take approximately thirty minutes.

Items to occur at the meeting include the items set forth below:

1.

Review the status of Maurry Mendelovich’s and Colin McIntyre’s employment by the Corporation;

2.

Consider expanding the Board to seven directors and the appointment of a nominee with e-commerce experience to fill the vacancy.

3.

Such other matters as may come before the meeting.

Risks Related to our Digital Media Marketing Segment

If we lose the services of the two operational executives who head our Digital Media Marketing Segment, our business will suffer. If we lose the services of one or both of the executives who head the operations of our Linkstar and Promopath subsidiaries and do not replace the executives with equally experienced personnel, the segment will be adversely impacted. The business plan for the Digital Media Marketing Segment is dependent on active growth and management. Without the experienced executives it is unlikely that the business plan will be accomplished, resulting in revenue loss and lack of profit. The two executives of our Digital Media Marketing Segment have notified the company that they are leaving the employ of the Company effective June 30, 2008. Mr. Paolino, the Company’s Chief Executive Officer, is attempting to convince the executives to remain employed with the Company. To date, ~~however~~, the executives have asked for modifications of their employment agreements that the Board ~~is~~ has ~~unwilling to~~ authorized and the appointment of seventh director with a background in e-commerce, which the Board has not yet agreed upon. We have been searching for candidates who could replace the executives but to date have not located any qualified candidates. If the executives leave and are not replaced with equally experienced executives, the Digital Marketing Segment will be negatively impacted.

Composition of Board of Directors.  The current members of the Company’s board of directors do not have any practical experience with e-commerce or digital media marketing advertising. Mr. Paolino has urged the Board to expand to seven directors and appoint a director with practical experience with e-commerce of digital media advertising. The Nominating Committee is conducting a search for a nominee with e-commerce experience; however, there is no time limit on the search and the Board has not voted to expand the Board to seven directors. Mr. Paolino, as Chief Executive Officer believes the existing independent directors have insufficient experience to provide adequate oversight for the Company’s e-commerce and digital media marketing advertising business.

lou

From:	Robert Kramer [redacted]
Sent:	Tuesday, May 13, 2008 5:23 PM
To:	Mark Alsentzer; [redacted]; Dennis Raefield; Dennis Raefield; Dr. Papadakis;
John Mallon; Gerald LaFlamme; Louis Paolino, Jr.
Cc:	Greg Krzemien
Subject:	Revised Risk Factors and Notice of Board Meeting
Attachments:	Two New Risk Factors 5-13-08.doc; Notice of Board Meeting 5-13-2008.doc

Gentlemen,

Attached is a Notice of Board Meeting and Revised Risk Factors. Louis Paolino has advised me that Colin and Maury have agreed to drop the request for a revision of the non-compete provisions and remain employed, if the other employment agreement changes are made and seventh director with e-commerce experience is added to the Board. I have revised the risk factor accordingly.

Lou also told me to Notice a Meeting for noon, Thursday to discuss adding a seventh director.

Robert M. Kramer

Mace Securities International, Inc.

240 Gibraltar Road, Suite 220

Horsham, Pa 19044

215-259-5660

[redacted]

EXHIBIT I

lou

From:	Robert Kramer [redacted]
Sent:	Tuesday, May 02, 2008 9:38 AM
To:	Mark Alsentzer; Mark Alsentzer; Dennis Raefield; [redacted]; Gerald T. LaFlamme;
John C. Mallon; Constantine Papadakis PhD
Cc:	Gregory Krzemien Lou Paolino
Subject:	Retention Proposal

Gentlemen,

I am forwarding the below e-mail at Lou Paolino’s request. Lou advises me that the below terms are the best he has been able to negotiate with Maurry Mendelovich and Colin McIntyre.

From:	Lou Paolino [redacted]
Sent:	Thursday, May 01, 2008 11:41 AM
To:	Robert Kramer
Subject:	FW: Retention Proposal

From:	Maurry Mendelovich [redacted]
Sent:	Thursday, May 01, 2008 11:41 AM
To:	Lou Paolino
Cc:	‘Colin McIntyre’
Subject:	FW: Retention Proposal

Hi Lou,

Attached is our revised proposal:

Maurry Plan:

1.

$250K base salary for 2008

2.

$125K bonus plan for 2008

a.

80% based on budgeted 2008 e-commerce EBITDA

b.

10% based on REVISED budgeted 2008 PromoPath Net Sales

c.

10% based on REVISED budgeted 2008 PromoPath EBITDA

d.

Bonus plan would be structured as follows:

i.

$0 bonus if we generate less than 75% of budget

ii.

$125K bonus if we generate 100% of budget

iii.

Anything between 75% - 100% is paid pro-rata

iv.

i.e. if we generate 85% of all targeted numbers than payout would be $50K

v.

Accelerator if we achieve higher than budgeted targets

1.

An additional $125K if we beat the budgeted target by 25%

2.

Anything between 100% - 125% is paid pro-rata

3.

i.e. if we generate 110% of all targeted numbers than total payout would be $175K

vi.

Bonus to be paid by March 31st of following calendar year

e.

10% yearly increases to base salary

3.

Mandate to pursue acquisition strategy

4.

Refine definition of non-compete clause in employment contract

5.

Transition of accounting responsibilities to COO in Pittsburgh office

6.

Employment is contingent upon Lou Paolino being CEO of Mace and me reporting directly to him

7.

All other terms of original contract remain in effect

Colin Plan:

1.

$200K base salary for 2008

2.

$100K bonus plan for 2008

a.

40% based on REVISED budgeted 2008 PromoPath Net Sales

b.

40% based on REVISED budgeted 2008 PromoPath EBITDA

c.

10% based on budgeted 2008 e-commerce Net Sales

d.

10% based on budgeted 2008 e-commerce EDITBA

e.

Bonus plan would be structured as follows:

i.

$0 bonus if we generate less than 75% of budget

ii.

$100K bonus if we generate 100% of budget

iii.

Anything between 75% - 100% is paid pro-rata

iv.

i.e. if we generate 85% of all targeted numbers than payout would be $40K

v.

Accelerator if we achieve higher than budgeted targets

1.

An additional $100K if we beat the budgeted target by 25%

2.

Anything between 100% - 125% is paid pro-rata

3.

i.e. if we generate 110% of all targeted numbers than total payout would be $140K

vi.

Bonus to be paid by March 31st of following calendar year

f.

10% yearly increases to base salary

3.

Mandate to pursue acquisition strategy

4.

Refine definition of non-compete clause in employment contract

5.

Transition of accounting responsibilities to personnel in Florida office

6.

Employment is contingent upon Lou Paolino being CEO of Mace

7.

All other terms of original contract remain in effect

EXHIBIT J

MACE SECURITY INTERNATIONAL, INC.

401 East Las Olas Boulevard, Suite 1570

Fort Lauderdale, Florida 33301

DATE: May 16, 2008

TO:

Mace Security Board of Directors

Directors:

Mark Alsentzer

Gerald T. LaFlamme

John C. Mallon

Lou Paolino, Jr.

Dr. Papadakis

Dennis Raefiled

FROM:

Robert M. Kramer

Total pages including cover: 2

A meeting of the Board of Directors has been scheduled at the request of John C. Mallon, for Tuesday, May 20, 2008 at 3:30 p.m., Eastern Time. The Meeting will take place by telephone conference call. Please call me at 215-205-7203 or e-mail me at [redacted], if you will not be able to attend the meeting.

Call in number 800-556-9476

NOTICE OF MEETING

For a Meeting of the Board of Directors of

MACE SECURITY INTERNATIONAL, INC.

To be held May 20, 2008

This shall constitute notice of a meeting of the Board of Directors of Mace Security International, Inc. (“Company”) to be held on Tuesday, May 20, 2008 by telephone conference call at 3:30 p.m., Eastern Time. The meeting is expected to take approximately thirty minutes.

Items to occur at the meeting include the items set forth below:

1.

Review the staus of Maurry Mendelovich’s and Colin McIntyre’s employment by the Corporation;

2.

Consider expanding the Board to seven directors and the appointment of a nominee with e-commerce experience to fill the vacancy.

3.

Such other matters as may come before the meeting.

2

EXHIBIT K

MALLON ASSOCIATES, INC.

555 5TH Avenue, 14th Floor

NEW YORK MY 10017

(212) 918-0640    Fax (212) 986-5316

May 20, 2008

Mr. Louis D. Paolino, Jr.

Chairman & Chief Executive Officer

Mace Security International, Inc.

401 E. Las Olas Blvd

Fort Lauderdale, Fl 33301

Dear Mr. Paolino:

Please be advised that the Board of Directors of Mace Security International, Inc. (“Mace” or “Company”) has decided to remove you from your positions as Chairman and Chief Executive Officer of Mace, and to terminate your employment, effective immediately

Referring to the Employment Contract (“Agreement”) between you and Mace executed and delivered as of August 21, 2006, you are further advised that your employment has been terminated pursuant to paragraph 7 (a)(iv) of the Agreement on account of your willful misconduct. The nature of your willful misconduct includes, but is not limited to your continual willful failure to follow the directions of the Board of Directors; your willful failure to properly inform and/or seek Board approval for Company actions taken under your direction, your willful failure to follow Board policies such as Mace’s Corporate Governance Principles and By-laws; your willful refusal to reduce corporate overhead and expenses by $2 million as directed by the Board on April 21, 2008; and your inappropriate willful interference with the Board’s investigation of matters involving Mace’s Texas operations, including your conduct in connection therewith. Additionally, your employment has been terminated as a result of your willful abandonment of your fiduciary, supervisory, and oversight responsibilities with respect to those matters that led to a federal grand jury indictment, fine and penalty as a result of the hiring of illegal aliens at Mace’s subsidiary car washing operations in New Jersey and Pennsylvania; those matters that led to the embezzlement of Funds at Mace’s security operations in Florida; those matters that led to the U.S. Environmental Protection Agency’s raid and investigation of Mace’s operations in Vermont; and, those matters involving the theft of property at Mace’s Texas facility.

Please contact me at your earliest opportunity to discuss arrangements for your departure and the transition of your responsibilities.

Very truly yours

/s/ John C. Mallon
John C. Mallon
Lead Independent Director

3